                                                                   EXHIBIT 17(f)




                                                           MERRILL
                                                           LYNCH
                                                           TECHNOLOGY
                                                           FUND, INC.

                           [GRAPHIC OMITTED]
                                                       STRATEGIC

                                                          Performance

                                                          Annual Report
                                                          March 31, 1999

                MERRILL LYNCH TECHNOLOGY FUND, INC.

Portfolio Information As of 3/31/99
Ten Largest Holdings Represented                                 Percent of
in the Portfolio                                                 Net Assets

America Online, Inc. ..........................................     6.1%
Microsoft Corporation .........................................     5.6
Maxim Integrated Products, Inc. ...............................     3.5
Keane, Inc. ...................................................     3.4
Sanmina Corporation ...........................................     3.2
Texas Instruments Incorporated ................................     2.9
Flextronics International Ltd. ................................     2.8
Compaq Computer Corporation ...................................     2.6
Compuware Corporation .........................................     2.6
Xilinx, Inc. ..................................................     2.4

Ten Largest Industries Represented                               Percent of
in the Portfolio                                                 Net Assets

Semiconductors ................................................    15.3%
Software ......................................................    14.9
Telecommunications Equipment ..................................    12.0
Internet ......................................................     9.3
Contract Manufacturers ........................................     8.8
Computer Systems ..............................................     7.6
Personal Computers ............................................     6.8
Technology Services ...........................................     6.0
Data Communications ...........................................     4.6
Semiconductor Equipment .......................................     4.2

Officers and Directors

Terry K. Glenn, President and Director
Donald Cecil, Director
Roland N. Machold, Director
Edward H. Meyer, Director
Charles C. Reilly, Director
Richard R. West, Director
Arthur Zeikel, Director
Edward D. Zinbarg, Director
Donald C. Burke, Vice President and Treasurer

--------------------------------------------------------------------------------
Gerald N. Richard, Treasurer, Norman R. Harvey, Senior Vice President and Philip
M. Mandel, Secretary of Merrill Lynch Technology Fund, Inc. have recently retired. Their colleagues at Merrill Lynch Asset Management, L.P. join the
Fund's Board of Directors in wishing Messrs. Richard, Harvey and Mandel well in their retirements.
--------------------------------------------------------------------------------

Custodian

The Chase Manhattan Bank
Global Securities Services
4 Chase MetroTech Center, 18th Floor
Brooklyn, NY 11245

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

               Merrill Lynch Technology Fund, Inc., March 31, 1999

DEAR SHAREHOLDER

For the quarter ended March 31, 1999, Merrill Lynch Technology Fund, Inc.'s total returns for Class A, Class B, Class C and Class D Shares were +3.35%, +2.95%, +2.98% and +2.99%, respectively. The Fund slightly underperformed the unmanaged Standard & Poor's (S&P) 500 Index, which posted a +4.98% return for the same period. However, the Fund's quarterly relative performance masked significant absolute and relative monthly swings. The Fund's Class A Shares returned +9.29% in January, -13.44% in February and +9.23% in March. The corresponding returns for the S&P 500 were +4.18%, -3.11% and +4.00%, respectively. (Results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4-6 of this report to shareholders.) Thus, January and March featured dramatic outperformance by technology investors while February was absolutely and relatively poor.

Despite a difficult February, we were surprised by the sector's absolute strength during the March quarter. In our last report to shareholders, we forecast that the large-capitalization technology leaders in which we typically invest might be likely to decline since they had significantly outperformed the market from the October 8, 1998 trough. According to various financial publications, the Fund was among the United States' best- performing equity mutual funds. The Fund's Class A Shares had a total return of +52.8% compared to the S&P 500's +21.3% in the fourth quarter of 1998 and returned +96.0% (compared to the S&P 500's +33.9%) from its trough on October 8, 1998 to its January 29, 1999 high.

For the quarter ended March 31, 1999, the Fund benefited from our increased weighting in semiconductor capital equipment and Internet stocks. Fund performance was also enhanced by our telecommunications equipment holdings, a significant exposure since August 1998. On the other hand, the most costly industry exposure was in software, a group that has been negatively impacted by two issues. The first is the likelihood that spending on software will be "crowded out" in 1999 by customers' increasing focus on Year 2000 preparedness in the second half of the year. We feel that it is too early to make that definitive of a statement for all types of software, and that such a potential short-term phenomenon should not impact our long-term investment strategy.

Second, many software companies are under the scrutiny of regulators over purported aggressive accounting practices. Several software firms have made acquisitions in recent years. Because software companies have fewer tangible assets than other businesses, it is difficult to accurately attribute the goodwill (the excess of the cash paid over the acquired firm's understated book value) in such transactions. Therefore, at the time of purchase, many software acquirers immediately wrote off the majority of its price to an account called "in-process research and development." Although it will not impact cash earnings or cash flow whatsoever, such aggressive charges may be reversed by the Securities & Exchange Commission, and more goodwill may be added to the acquirers' balance sheets that must be amortized over time, in order to lessen future reported earnings. Although we feel that the software companies held by the Fund have strong operating prospects, they may have been obscured in investors' minds by this transitory regulatory cloud.

In terms of individual stocks, we benefited from holding some of the technology sector's best performers, including Internet stalwart America Online, Inc.; semiconductor capital equipment leader, Applied Materials, Inc.; computer systems vendors EMC Corporation and Sun Microsystems, Inc.; personal computer supplier Gateway 2000, Inc.; and telecommunications equipment players Tellabs, Inc., ADC Telecommunications, Inc. and Uniphase Corporation. Unfortunately, performance was hurt by contract manufacturer SCI Systems, Inc.; data networking vendor 3Com Corporation; distributor Tech Data Corporation; software firms J.D. Edwards & Company and Network Associates, Inc.; and consultant Keane, Inc. In our opinion, fundamentals deteriorated significantly enough for these laggards that we eliminated each position, with the exception of Keane and Network Associates. Although Keane's revenue transition from Year 2000 business to other projects has not gone as smoothly as we had hoped, we continue to be bullish on this company's long-term prospects.

Investment Strategy

In addition to being fully invested in preparation for technology stocks regaining the market's leadership, our industry decisions included increasing our exposure in three groups: semiconductors, semiconductor capital equipment and Internet. Our decision to boost the Fund's semiconductor-related exposure was based on evidence that the industry probably troughed in the third quarter of 1998. Consequently, we focused our efforts on semiconductor leaders with strong intellectual property such as microprocessor vendor Intel Corporation and communications integrated circuit pioneer Vitesse Semiconductor Corporation. Our semiconductor capital equipment holdings included the who's who of the key enabling process technologies for their partners, such as Teradyne, Inc., a leader in back-end testing. Our decision to increase our Internet exposure was not to capture improving fundamentals, but to purchase several leadership stocks that had fallen significantly since technology securities began to tumble in February 1999. So far, our decision to add to our holdings in the America Online position, Yahoo! Inc., and initiate a holding in Exodus Communications, Inc. has been sound.

Fiscal Year in Review

For the 12 months ended March 31, 1999, the Fund's total returns for Class A, Class B, Class C and Class D Shares were +30.21%, +28.82%, +28.78% and +29.65%, respectively, outperforming the unmanaged S&P 500 gain of +18.46% for the same period. The fiscal year was punctuated by several difficult months for technology stocks, but it also featured strong relative outperformance by this sector for the full period. The relative momentum for technology companies continues to build. According to Lipper Analytical Services, Inc., the average technology fund outperformed the average equity fund by substantial margins over the 12-month period ended March 31, 1999, as well as the annualized three-year, five-year and ten-year periods. This is not surprising, since the sector is steadily becoming a greater portion of the economy and the equity market's capitalization. In fact, technology currently comprises about one-fifth of the weight of the S&P 500.

Since August 1998, our overweighted position in contract manufacturing stocks contributed positively to the performance of the Fund compared to most other technology funds. For example, one holding, Jabil Circuit, Inc., appreciated 245% from August 31, 1998 to March 31, 1999. Other notable winners were EMC and Sun Microsystems in computer systems; America Online and Yahoo! (Internet); Applied Materials and Xilinx, Inc. (semiconductors) and Nokia Oyj (wireless handsets and infrastructure).

In Conclusion

As always, we will look to prune our portfolio of stocks that may, for fundamental or valuation reasons, become relatively inferior holdings. Because investing in the technology sector can be volatile and product cycles move so quickly, it is very easy to do countless hours of due diligence and still be wrong. It is one of the reasons why we will remain diversified (our largest concentration is limited to 25% of assets at time of purchase) across the sector's 17 industry groups, and only hold up to 5% of our Fund's assets in any stock at the time of purchase.

In summary, we continue to be short-term cautious (over the next few months) on the technology sector and the prospects for the Fund. We are more encouraged about the intermediate term (calendar 1999) outlook. Finally, we could not be more positive about the sector's secular forecast for 1999.

We thank you for your continued investment in Merrill Lynch Technology Fund, Inc., and we look forward to reporting to you again in our upcoming quarterly report to shareholders.

Sincerely,

/s/ Terry K. Glenn

Terry K. Glenn
President and Director

/s/ Paul G. Meeks

Paul G. Meeks
Senior Vice President and
Portfolio Manager

May 17, 1999

--------------------------------------------------------------------------------
After more than 20 years of service, Arthur Zeikel recently retired as Chairman of Merrill Lynch Asset Management, L.P. (MLAM). Mr. Zeikel served as President of MLAM from 1977 to 1997 and as Chairman since December 1997. Mr. Zeikel is one of the country's most respected leaders in asset management and presided over the growth of Merrill Lynch's asset management business. During his tenure, client assets under management grew from $300 million to over $500 billion. Mr. Zeikel will remain on Merrill Lynch Technology Fund, Inc.'s Board of Directors. We are pleased to announce that Terry K. Glenn has been elected President and Director of the Fund. Mr. Glenn has held the position of Executive Vice President of MLAM since 1983.

Mr. Zeikel's colleagues at MLAM join the Fund's Board of Directors in wishing him well in his retirement from Merrill Lynch and are pleased that he will continue as a member of the Fund's Board of Directors.

--------------------------------------------------------------------------------

                                     2 & 3

                             Merrill Lynch Technology Fund, Inc., March 31, 1999

PERFORMANCE DATA

About Fund Performance

       Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

- Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

- Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

- Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

- Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

       None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Total Return Based on a $10,000 Investment

                                [GRAPHIC OMITTED]

A line graph depicting the growth of an investment in the Fund's Class A and Class B Shares compared to growth of an investment in the S&P 500 Index.

Beginning and ending values are:

                                                        4/27/92**          3/99
--------------------------------------------------------------------------------
ML Technology Fund, Inc.+ --
Class A Shares*                                         $ 9,475          $30,649
MLTechnology Fund, Inc.+ --
Class B Shares*                                         $10,000          $30,122
S&P 500 Index++                                         $10,000          $37,019

                                [GRAPHIC OMITTED]

A line graph depicting the growth of an investment in the Fund's Class C and Class D Shares compared to growth of an investment in the S&P 500 Index.

Beginning and ending values are:

                                                  10/21/94**              3/99
--------------------------------------------------------------------------------
ML Technology Fund, Inc.+ --
Class C Shares*                                   $10,000                $13,891
ML Technology Fund, Inc.+ --
Class D Shares*                                   $ 9,475                $13,637
S&P 500 Index++                                   $10,000                $30,274

* Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**     Commencement of operations.

+ ML Technology Fund, Inc. invests primarily in companies offering products and services in such areas as computers (including software and hardware), communications, electronics, factory automation, office automation and other companies substantially involved in the field of technology.

++ This unmanaged broad-based Index is comprised of common stocks. Past performance is not predictive of future performance.

Average Annual Total Return
                                             % Return Without  % Return With
       Class A Shares*                         Sales Charge      Sales Charge**
       Year Ended 3/31/99                          +30.21%           +23.37%
--------------------------------------------------------------------------------
       Five Years Ended 3/31/99                    +10.90            + 9.71
--------------------------------------------------------------------------------
       Inception (4/27/92) through 3/31/99         +18.47            +17.55
--------------------------------------------------------------------------------

 *     Maximum sales charge is 5.25%.
**     Assuming maximum sales charge.

                                                 % Return.         % Return
       Class B Shares*                          Without CDSC      With CDSC**
       Year Ended 3/31/99                           +28.82%        +24.82%
--------------------------------------------------------------------------------
       Five Years Ended 3/31/99                     + 9.78         + 9.78
--------------------------------------------------------------------------------
       Inception (4/27/92) through 3/31/99          +17.26         +17.26
--------------------------------------------------------------------------------

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**     Assuming payment of applicable contingent deferred sales charge.

                                                  % Return        % Return
       Class C Shares*                          Without CDSC     With CDSC**
       Year Ended 3/31/99                           +28.78%       +27.78%
--------------------------------------------------------------------------------
       Inception (10/21/94) through 3/31/99         + 7.68        + 7.68
--------------------------------------------------------------------------------

 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**     Assuming payment of applicable contingent deferred sales charge.

                                              % Return Without   % Return With
      Class D Shares*                          Sales Charge       Sales Charge**
      Year Ended 3/31/99                          +29.65%             +22.84%
---------------------------------------------------------------------------------
      Inception (10/21/94) through 3/31/99        + 8.54              + 7.23
---------------------------------------------------------------------------------

 *     Maximum sales charge is 5.25%.
**     Assuming maximum sales charge.



                                     4 & 5

          Merrill Lynch Technology Fund, Inc., March 31, 1999

PERFORMANCE DATA (concluded)

Recent Performance Results*


                                                  12 Month           3 Month         Since Inception
                                                Total Return       Total Return        Total Return

    ML Technology Fund, Inc. Class A Shares         +30.21%           +3.35%            +223.45%
-----------------------------------------------------------------------------------------------------------
    ML Technology Fund, Inc. Class B Shares         +28.82            +2.95             +2O1.22
-----------------------------------------------------------------------------------------------------------
    ML Technology Fund, Inc. Class C Shares         +28.78            +2.98             + 38.91
-----------------------------------------------------------------------------------------------------------
    ML Technology Fund, Inc. Class D Shares         +29.65            +2.99             + 43.93

 * Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's since inception periods are Class A & Class B Shares, from 4/27/92 to 3/31/99 and Class C & Class D Shares, from 10/21/94 to 3/31/99.

SCHEDULE OF INVESTMENTS                                          (in US dollars)


                                           Shares                                                           Value       Percent of
COUNTRY            Industries                Held           Stocks                             Cost       (Note 1a)     Net Assets
Canada             Contract Manufacturers 160,000     +Celestica Inc.                     $ 4,481,968     $ 5,190,000       1.1%
                   ------------------------------------------------------------------------------------------------------------
                   Telecommunications      91,000      Northern Telecom Limited (Nortel)    3,307,777       5,653,375       1.2
                   Equipment
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Canada          7,789,745      10,843,375       2.3

Finland            Telecommunications      67,000      Nokia Oyj 'A' (ADR)*                 9,794,277      10,435,250       2.2
                   Equipment
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Finland         9,794,277      10,435,250       2.2

Israel             Telecommunications     141,000      ECI Telecom Limited                  3,551,438       4,935,000       1.0
                   Equipment
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Israel          3,551,438       4,935,000       1.0
Singapore          Contract
                   Manufacturers          260,000     +Flextronics International Ltd.       5,518,404      13,292,500       2.8
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Singapore       5,518,404      13,292,500       2.8

Sweden             Telecommunications     345,000      Telefonaktiebolaget LM Ericsson      7,905,899          8,215,313    1.7
                   Equipment                           (ADR)*
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Sweden          7,905,899          8,215,313    1.7

Taiwan             Semiconductors         229,000     +Taiwan Semiconductor
                                                       Manufacturing Company Ltd. (ADR)*    4,892,068          5,410,125    1.1
                   ------------------------------------------------------------------------------------------------------------
                                                       Total Investments in Taiwan          4,892,068          5,410,125    1.1

United States      Components             251,800      General Cable Corporation            3,890,072          2,659,637    0.6
                   ------------------------------------------------------------------------------------------------------------
                   Computer Systems        71,000     +EMC Corporation                      3,274,350          9,070,250    1.9
                                          170,300     +Electronics for Imaging, Inc.        3,253,956          6,769,425    1.4
                                           28,500      International Business
                                                       Machines Corporation                 4,971,132          5,051,625    1.0
                                          110,000     +Network Appliance, Inc.              4,350,577          5,582,500    1.2
                                           79,000     +Sun Microsystems, Inc.               3,219,250          9,875,000    2.1
                                                                                          -----------        -----------   ----
                                                                                           19,069,265         36,348,800    7.6
                   ------------------------------------------------------------------------------------------------------------
                   Contract Manufacturers 204,000     +Jabil Circuit, Inc.                  3,711,358          8,262,000    1.7
                                          243,800     +Sanmina Corporation                  5,448,118         15,481,300    3.2
                                                                                          -----------        -----------   ----
                                                                                            9,159,476         23,743,300    4.9
                   ------------------------------------------------------------------------------------------------------------
                   Data Communications    125,700     +Ascend Communications, Inc.          5,075,929         10,519,519    2.2
                                          106,000     +Cisco Systems, Inc.                  5,485,500         11,613,625    2.4
                                                                                          -----------        -----------   ----
                                                                                           10,561,429         22,133,144    4.6
                   ------------------------------------------------------------------------------------------------------------
                   Distribution           294,000     +Ingram Micro Inc. (Class A)         12,212,655          6,706,875    1.4
                   ------------------------------------------------------------------------------------------------------------
                   Electronic Design      322,000     +Cadence Design Systems, Inc.         7,655,267          8,291,500    1.7
                   Automation             111,000     +Synopsys, Inc.                       4,072,312          5,959,313    1.3
                                                                                          -----------        -----------   ----
                                                                                           11,727,579         14,250,813    3.0
                   ------------------------------------------------------------------------------------------------------------
                   Internet                31,200     +Amazon.com, Inc.                     4,680,774          5,368,350    1.1
                                          199,000     +America Online, Inc.                14,645,245         29,054,000    6.1
                                           37,000     +Exodus Communications, Inc.          3,203,005          4,953,375    1.0
                                           31,600     +Yahoo! Inc.                          4,760,549          5,314,725    1.1
                                                                                          -----------        -----------   ----
                                                                                           27,289,573         44,690,450    9.3
                   ------------------------------------------------------------------------------------------------------------
                   Medical Technology      70,000      Medtronic, Inc.                      4,659,200          5,022,500    1.0
                   ------------------------------------------------------------------------------------------------------------
                   Peripherals             49,000     +Lexmark International
                                                       Group, Inc. (Class A)                 4,435,176         5,475,750    1.2
                                           77,300      Pitney Bowes Inc.                     4,752,297         4,927,875    1.0
                                          210,000     +Seagate Technology, Inc.              5,275,330         6,208,125    1.3
                                                                                          ------------       ------------  ----
                                                                                            14,462,803        16,611,750    3.5
                   ------------------------------------------------------------------------------------------------------------
                   Personal Computers     401,800      Compaq Computer Corporation          12,929,998        12,732,037    2.6
                                          234,000     +Dell Computer Corporation             7,648,530         9,564,750    2.0
                                          154,400     +Gateway 2000, Inc.                    7,201,451        10,586,050    2.2
                                                                                          ------------       ------------  ----
                                                                                            27,779,979        32,882,837    6.8
                   ------------------------------------------------------------------------------------------------------------
                   Semiconductor
                   Equipment               78,000     +Applied Materials, Inc.               4,717,752         4,811,625    1.0


                             82,900   +KLA-Tencor Corporation                   4,757,648          4,025,831        0.8
                             91,700   +Novellus Systems, Inc.                   5,790,955          5,043,500        1.1
                           117, 100   +Teradyne, Inc.                           4,699,139          6,389,269        1.3
                                                                            -------------      -------------     ------
                                                                               19,965,494         20,270,225        4.2

-------------------------------------------------------------------------------------------------------------------------
Semiconductors              135,000   +Altera Corporation                       5,606,563          8,024,062        1.7
                             78,500    Intel Corporation                        8,484,002          9,331,687        1.9
                            310,200   +Maxim Integrated Products, Inc.         11,140,713         16,770,188        3.5
                             76,800   +PMC-Sierra, Inc.                         2,977,073          5,462,400        1.1

                                      7 & 8

              Merrill Lynch Technology Fund, Inc., March 31, 1999

SCHEDULE OF INVESTMENTS (concluded)

                                    Shares                                                                 Value        Percent of
COUNTRY         Industries           Held                Stocks                           Cost           (Note 1a)      Net Assets

United States  Semiconductors       137,700    Texas Instruments Incorporated        $ 7,612,598       $ 13,666,725         2.9%
(concluded)    (concluded)           68,000   +Vitesse Semiconductor Corporation       1,769,278          3,438,250         0.7
                                    289,000   +Xilinx, Inc.                            6,598,206         11,704,500         2.4
                                                                                   -------------     --------------      ------
                                                                                      44,188,433         68,397,812        14.2
             -------------------------------------------------------------------------------------------------------------------
               Software              155,000   Autodesk, Inc.                          4,194,285          6,267,812         1.3
                                     210,700  +BMC Software, Inc.                      9,975,592          7,809,069         1.6
                                     107,000  +Citrix Systems, Inc.                    2,988,875          4,066,000         0.8
                                     520,000  +Compuware Corporation                  12,485,830         12,415,000         2.6
                                     298,000  +Microsoft Corporation                  12,821,035         26,689,625         5.6
                                     178,300  +Network Associates, Inc.                8,402,937          5,471,581         1.1
                                     145,500  +Oracle Corporation                      5,166,705          3,837,563         0.8
                                      64,600  +VERITAS Software Corporation            4,262,894          5,192,225         1.1
                                                                                   -------------     --------------      ------
                                                                                      60,298,153         71,748,875        14.9
             -------------------------------------------------------------------------------------------------------------------
               Technology Services   106,800  +DST Systems, Inc.                       5,618,776          6,414,675         1.3
                                     773,000  +Keane, Inc.                            25,797,651         16,474,563         3.4
                                     224,100  +Unisys Corporation                      6,733,050          6,204,769         1.3
                                                                                   -------------     --------------      ------
                                                                                      38,149,477         29,094,007         6.0
             -------------------------------------------------------------------------------------------------------------------
               Telecommunications     83,000  +MCI WorldCom Inc.                       4,144,250          7,345,500         1.5
             -------------------------------------------------------------------------------------------------------------------
               Telecommunications     97,000  +ADC Telecommunications, Inc.            2,755,285          4,625,687         0.9
               Equipment             106,000   Lucent Technologies Inc.                7,634,429         11,421,500         2.4
                                      77,000  +Tellabs, Inc.                           3,613,810          7,526,750         1.6
                                      43,000  +Uniphase Corporation                    1,720,000          4,934,250         1.0
                                                                                   -------------     --------------      ------
                                                                                      15,723,524         28,508,187         5.9
             -------------------------------------------------------------------------------------------------------------------
                                               Total Investments in the
                                               United States                         323,281,362        430,414,712        89.4

                                               Total Investments in Stocks           362,733,193        483,546,275       100.5

SHORT-TERM                           Face
SECURITIES                          Amount            Issue

             Commercial Paper**  $11,627,000   General Electric Capital Corp.,
                                               5.08% due 4/01/1999                    11,627,000         11,627,000         2.4
             -------------------------------------------------------------------------------------------------------------------
                                               Total Investments in Short-Term
                                               Securities                             11,627,000         11,627,000         2.4




Total Investments                                                                   $374,360,193        495,173,275       102.9

Liabilities in Excess of Other Assets                                                                   (13,787,543)       (2.9)
                                                                                                     --------------      ------
Net Assets                                                                                             $481,385,732      100. 0%

 * American Depositary Receipts (ADR).

** Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.

 + Non-income producing security.

   See Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES

                As of March 31, 1999
Assets:         Investments, at value (identified cost--$374,360,193) (Note 1a) .................                   $495,173,275
                Cash ............................................................................                          1,804
                Receivables:
                  Capital shares sold ........................................................... $   788,592
                  Securities sold ...............................................................     676,267
                  Dividends .....................................................................     108,799          1,573,658
                                                                                                  -----------

                Prepaid registration fees and other assets (Note 1f) ............................                         15,925
                                                                                                                    ------------
                Total assets ....................................................................                    496,764,662
                                                                                                                    ------------
Liabilities:    Payables:
                  Securities purchased ..........................................................  11,294,373
                  Capital shares redeemed .......................................................   3,195,884
                  Investment adviser (Note 2) ...................................................     416,118
                  Distributor (Note 2) ..........................................................     209,043         15,115,418
                                                                                                  -----------
                Accrued expenses and other liabilities ..........................................                        263,512
                                                                                                                    ------------
                Total liabilities ...............................................................                     15,378,930
                                                                                                                    ------------

Net Assets:     Net assets ......................................................................                   $481,385,732

Net Assets      Class A Shares of Common Stock, $0.10 par value, 100,000,000 shares authorized ..                    $ 3,858,752
Consist of:     Class B Shares of Common Stock, $0.10 par value, 300,000,000 shares authorized ..                      4,192,488
                Class C Shares of Common Stock, $0.10 par value, 100,000,000 shares authorized ..                        260,179
                Class D Shares of Common Stock, $0.10 par value, 300,000,000 shares authorized ..                        623,853
                Paid-in capital in excess of par ................................................                    480,484,553
                Accumulated realized capital losses on investments and foreign currency
                transactions-net (Note 5) .......................................................                   (128,847,175)
                Unrealized appreciation on investments--net .....................................                    120,813,082
                                                                                                                    ------------
                Net assets ......................................................................                   $481,385,732

Net Asset       Class A--Based on net assets of $214,43O,701 and 38,587,524 shares outstanding ..                   $       5.56
Value:
                Class B--Based on net assets of $219,062,343 and 41,924,879 shares outstanding ..                   $       5.23

                Class C--Based on net assets of $13,496,926 and 2,601,788 shares outstanding ....                   $       5.19

                Class D--Based on net assets of $34,395,762 and 6,238,529 shares outstanding ....                   $       5.51

                       See Notes to Financial Statements.

                                      8 & 9

              Merrill Lynch Technology Fund, Inc., March 31, 1999

STATEMENT OF OPERATIONS

                       For the Year Ended March 31, 1999

Investment             Interest and discount earned .................................                        $  1,248,301
Income                 Dividends (net of $22,973 foreign withholding tax)............                             414,053
(Notes 1d & 1e):                                                                                             ------------
                       Total income                                                                             1,662,354
                                                                                                             ------------

Expenses:              Investment advisory fees (Note 2).............................   $ 4,435,074
                       Account maintenance and distribution fees--Class B (Note 2)...     2,134,708
                       Transfer agent fees--Class B (Note 2).........................       692,653
                       Transfer agent fees--Class A (Note 2).........................       532,135
                       Account maintenance and distribution fees--Class C (Note 2)...       116,578
                       Printing and shareholder reports..............................       112,382
                       Accounting services (Note 2)..................................        84,186
                       Transfer agent fees--Class D (Note 2).........................        80,452
                       Professional fees.............................................        75,912
                       Account maintenance fees--Class D (Note 2)....................        71,984
                       Registration fees (Note 1f)...................................        66,233
                       Directors' fees and expenses..................................        40,895
                       Transfer agent fees--Class C (Note 2).........................        40,719
                       Custodian fees................................................        32,745
                       Pricing fees..................................................           465
                       Other.........................................................        11,619
                                                                                        -----------


                       Total expenses................................................                           8,528,740
                                                                                                             ------------
                       Investment loss--net..........................................                          (6,866,386)
                                                                                                             ------------





Realized & Unreal-     Realized gain (loss) from:
ized Gain (Loss) on      Investments--net............................................    48,091,852
Investments &            Foreign currency transactions--net..........................        (6,894)           48,084,958
Foreign Currency                                                                        -----------
Transactions --        Change in unrealized appreciation on investments and foreign
Net (Notes 1b, 1c,     currency transactions--net....................................                          65,974,296
1e & 3):                                                                                                     ------------
                       Net Increase in Net Assets Resulting from Operations..........                        $107,192,868


                      See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS


                                                                                                    For the Year Ended March 31,
                                                                                                 ---------------------------------
                       Increase (Decrease) in Net Assets:                                              1999             1998



Operations:            Investment loss--net.....................................................  $  (6,866,386)   $  (9,711,420)
                       Realized gain (loss) on investments and foreign currency
                       transactions--net........................................................     48,084,958     (157,919,266)
                       Change in unrealized appreciation/depreciation on investments and
                       foreign currency transactions--net.......................................     65,974,296      201,840,096
                                                                                                  -------------    -------------
                       Net increase in net assets resulting from operations.....................    107,192,868       34,209,410
                                                                                                  -------------    -------------

Distributions to       Realized gain on investments--net:
Shareholders              Class A...............................................................             --      (44,407,215)
(Note 1g):                Class B...............................................................             --      (72,911,047)
                          Class C...............................................................             --       (3,812,765)
                          Class D...............................................................             --       (7,217,791)
                       In excess of realized gain on investments--net:
                          Class A...............................................................             --       (6,580,664)
                          Class B...............................................................             --      (10,804,619)
                          Class C...............................................................             --         (565,010)
                          Class D...............................................................             --       (1,069,598)
                                                                                                  -------------    -------------

                       Net decrease in net assets resulting from distributions to shareholders..             --     (147,368,709)
                                                                                                  -------------    -------------

Capital Share          Net increase (decrease) in net assets derived from capital share
Transactions (Note 4): transactions.............................................................   (172,579,255)       7,796,208
                                                                                                  -------------    -------------

Net Assets:            Total decrease in net assets.............................................    (65,386,387)    (105,363,091)
                       Beginning of year........................................................    546,772,199      652,135,210
                                                                                                  -------------    -------------
                       End of year..............................................................  $ 481,385,732    $ 546,772,199


                      See Notes to Financial Statements.

                                    10 & 11

               Merrill Lynch Technology Fund, Inc., March 31, 1999

FINANCIAL HIGHLIGHTS

                   The following per share data and
                   ratios have been derived from                                             Class A++
                   information provided in the                  ------------------------------------------------------------------
                   financial statements.                                            For the Year Ended March 31,
                                                                ------------------------------------------------------------------
                   Increase (Decrease) in Net Asset Value:         1999            1998         1997        1996            1995

Per Share          Net asset value, beginning of year..........  $   4.27       $   5.07     $   4.82   $     4.89        $   5.17
Operating                                                        --------       --------     --------   ----------        --------
Performance:       Investment income (loss)--net...............      (.04)          (.04)        (.03)        (.03)            .05
                   Realized and unrealized gain on investments
                   and foreign currency transactions--net......      1.33            .46          .72          .28             .11
                                                                 --------       --------     --------   ----------        --------
                   Total from investment operations............      1.29            .42          .69          .25             .16
                   Less dividends and distributions:
                     Investment income--net....................        --             --           --           --            (.02)
                     In excess of investment income--net.......        --             --           --           --            (.01)
                     Realized gain on investments--net.........        --          (1.06)        (.44)        (.17)           (.05)
                     In excess of realized gain on
                     investments--net..........................        --           (.16)          --         (.15)           (.36)
                                                                 --------       --------     --------   ----------        --------
                   Total dividends and distributions...........        --          (1.22)        (.44)        (.32)           (.44)
                                                                 --------       --------     --------   ----------        --------
                   Net asset value, end of year................  $   5.56       $   4.27     $   5.07   $     4.82        $   4.89


Total Investment   Based on net asset value per share..........     30.21%          3.96%       14.60%        5.15%           2.86%
Return:**

Ratios to Average  Expenses....................................      1.38%          1.27%        1.30%        1.31%           1.33%
Net Assets:

                   Investment income (loss)--net...............     (1.01%)         (.82%)       (.63%)       (.62%)           .87%

Supplemental       Net assets, end of year (in thousands)......  $214,431       $211,443     $222,118    $ 246,909        $254,188
Data:
                   Portfolio turnover..........................    155.34%        206.40%      176.51%      108.36%         175.57%

                   The following per share data and
                   ratios have been derived from
                   information provided in the                                              Class B++
                   financial statements.                        ----------------------------------------------------------------
                                                                                   For the Year Ended March 31,
                                                                ----------------------------------------------------------------
                   Increase (Decrease) in Net Asset Value:         1999        1998          1997           1996          1995

Per Share          Net asset value, beginning of year.......... $   4.06     $   4.89      $   4.66       $  4.78      $   5.08
Operating                                                       --------     --------      --------       -------      --------
Performance:       Investment loss--net........................     (.08)        (.09)         (.08)         (.09)         (.01)


                   Realized and unrealized gain on investments
                   and foreign currency transactions--net......     1.25          .46           .69          .29            .11
                                                                --------       ------      --------    ---------       --------
                   Total from investment operations............     1.17          .37           .61          .20            .10
                                                                --------       ------      --------    ---------       --------
                   Less dividends and distributions:
                      Investment income--net...................       --           --            --           --             --++++
                      In excess of investment income--net......       --           --            --           --             --++++
                      Realized gain on investments--net........       --        (1.05)         (.38)        (.17)          (.05)
                      In excess of realized gain on
                      investments--net.........................       --         (.15)           --         (.15)          (.35)
                                                                --------       ------      --------    ---------       --------
                   Total dividends and distributions...........       --        (1.20)         (.38)        (.32)          (.40)
                                                                --------       ------      --------    ---------       --------

                   Net asset value, end of year................ $   5.23     $   4.06      $   4.89    $    4.66       $   4.78

Total Investment   Based on net asset value per share..........    28.82%        3.09%        13.20%        4.21%          1.78%
Return:**

Ratios to Average  Expenses....................................     2.42%        2.31%         2.35%        2.34%          2.38%
Net Assets:

                   Investment loss--net........................    (2.04%)      (1.85%)       (1.66%)      (1.65%)         (.10%)

Supplemental       Net assets, end of year (in thousands)...... $219,062     $285,193      $375,630        $553,819    $614,935
Data:
                   Portfolio turnover..........................   155.34%      206.40%       176.51%         108.36%     175.57%



                                                                                           Class C++
                                                                  -----------------------------------------------------------
                                                                                                                     For the
                   The following per share data and ratios                                                            Period
                   have been derived from information provided                                                       Oct. 21,
                   in the financial statements.                             For the Year Ended March 31,             1994+ to
                                                                  -----------------------------------------------   March 31,
                   Increase (Decrease) in Net Asset Value:           1999         1998          1997       1996        1995
Per Share          Net asset value, beginning of period........   $  4.03       $  4.87       $  4.64    $  4.76     $  5.75
Operating                                                         -------       -------       -------    -------     -------
Performance:       Investment loss--net........................      (.08)         (.09)         (.08)      (.09)         --
                   Realized and unrealized gain (loss) on
                   investments and foreign currency
                   transactions--net...........................      1.24           .45           .68        .29        (.62)
                                                                  -------       -------       -------    -------     -------
                   Total from investment operations............      1.16           .36           .60        .20        (.62)
                                                                  -------       -------       -------    -------     -------
                   Less dividends and distributions:
                     Investment income--net....................        --            --            --         --        (.02)
                     In excess of investment income--net.......        --            --            --         --        (.01)
                     Realized gain on investments--net.........        --         (1.05)         (.37)      (.17)       (.04)
                     In excess of realized gain on
                     investments--net..........................        --          (.15)           --       (.15)       (.30)
                                                                  -------       -------       -------    -------     -------

                   Total dividends and distributions...........        --         (1.20)         (.37)      (.32)       (.37)
                                                                  -------       -------       -------    -------     -------
                   Net asset value, end of period..............   $  5.19       $  4.03       $  4.87    $  4.64     $  4.76

Total Investment   Based on net asset value per share..........     28.78%         2.87%        13.19%      4.22%     (11.11%)+++
Return:**

Ratios to Average  Expenses....................................      2.44%         2.33%         2.37%      2.36%       2.59%*
Net Assets:
                   Investment loss-net.........................     (2.06%)       (1.87%)       (1.68%)    (1.69%)      (.02%)

Supplemental       Net assets, end of period (in thousands)....   $13,497       $15,424       $19,015    $31,090     $23,259
Data:
                   Portfolio turnover..........................    155.34%       206.40%       176.51%    108.36%     175.57%


*        Annualized.

**       Total investment returns exclude the effects of sales loads.

+        Commencement of operations.

++       Based on average shares outstanding.

+++      Aggregate total investment return.

++++     Amount is less than $.O1 per share.

         See Notes to Financial Statements.



                                    12 & 13

              Merrill Lynch Technology Fund, Inc., March 31, 1999

FINANCIAL HIGHLIGHTS (concluded)

                                                                                         Class D++
                                                                --------------------------------------------------------------
                   The following per share data and ratios
                   have been derived from information provided                                                       For the
                   in the financial statements.                                                                      Period
                                                                                                                    Oct. 21,
                                                                            For the Year Ended March 31,            1994+ to
                                                                ------------------------------------------------    March 31,
                   Increase (Decrease) in Net Asset Value:         1999        1998         1997         1996         1995
Per Share          Net asset value, beginning of period......   $   4.25    $    5.05    $    4.81    $    4.89    $   5.88
Operating                                                       --------    ---------    ---------    ---------    --------
Performance:       Investment loss--net......................       (.05)        (.05)        (.04)        (.05)       (.02)
                   Realized and unrealized gain (loss) on
                   investments and foreign currency
                   transactions--net.........................       1.31         .46          .71          .29         (.60)
                                                                --------    ---------    ---------    ---------    --------
                   Total from investment operations..........       1.26         .41          .67          .24         (.62)
                                                                --------    ---------    ---------    ---------    --------


                   Less dividends and distributions:
                     Investment income--net..................         --          --           --           --         (.02)
                     In excess of investment income--net.....         --          --           --           --         (.01)
                     Realized gain on investments--net.......         --       (1.05)        (.43)        (.17)        (.04)
                     In excess of realized gain on
                     investments--net........................         --        (.16)          --         (.15)        (.30)
                                                                --------    ---------    ---------    ---------    --------
                   Total dividends and distributions.........         --       (1.21)        (.43)        (.32)        (.37)
                                                                --------    ---------    ---------    ---------    --------
                   Net asset value, end of period............   $   5.51    $   4.25     $   5.05     $   4.81     $   4.89


Total Investment   Based on net asset value per share........      29.65%       3.90%       14.09%        4.94%      (10.76%)+++
Return:**

Ratios to Average  Expenses..................................       1.62%       1.52%        1.55%        1.56%        1.80%*
Net Assets:

                   Investment loss--net......................      (1.25%)     (1.07%)       (.88%)       (.89%)       (.81%)*


Supplemental       Net assets, end of period (in thousands)..   $ 34,396    $ 34,712     $ 35,372     $ 43,858     $ 32,646
Data:
                   Portfolio turnover........................     155.34%     206.40%      176.51%      108.36%      175.57%


*       Annualized.
**      Total investment returns exclude the effects of sales loads.
+       Commencement of operations.
++      Based on average shares outstanding.
+++     Aggregate total investment return.

        See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Technology Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Company's financial statements are prepared in accordance with generally accepted accounting principles which may require the use of management accruals and estimates. The Company offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation, and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Company.

(a) Valuation of securities--Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Company's Board of Directors.

(b) Derivative financial instruments--The Company may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Company may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Company deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Company agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Company as unrealized gains or losses. When the contract is closed, the Company records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Company is authorized to write and purchase covered call and purchase put options. When the Company writes an option, an amount equal to the premium received by the Company is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Company enters into a closing transaction), the Company realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

- Forward foreign exchange contracts--The Company is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Company's records. However, the effect on operations is recorded from the date the Company enters into such contracts.

- Foreign currency options and futures--The Company may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against

                                    14 & 15

                         Merrill Lynch Technology Fund, Inc., March 31, 1999
possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Company, sold by the Company but not yet delivered, or committed or anticipated to be purchased by the Company.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Company's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Company has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions to shareholders--Dividends and distributions paid by the Company are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

(h) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $6,866,386 have been reclassified between undistributed net investment income and paid-in capital in excess of par and $6,894 has been reclassified between paid-in capital in excess of par and accumulated net realized capital losses. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Company has entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Company's portfolio and provides the administrative services necessary for the operation of the Company. As compensation for its services to the Company, MLAM receives monthly compensation at the annual rate of 1.0% of the average daily net assets of the Company.

Pursuant to the Distribution Plans adopted by the Company, in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Company pays the Distributor an ongoing account maintenance fee and distribution fee. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

-------------------------------------------------------------------------------
                                           Account         Distribution
                                       Maintenance Fee          Fee
-------------------------------------------------------------------------------
   Class B ..........................       0.25%              0.75%
   Class C ..........................       0.25%              0.75%
   Class D ..........................       0.25%                --
-------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Company. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended March 31, 1999, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Company's Class A and Class D Shares as follows:

-------------------------------------------------------------------------------
                                         MLFD                 MLPF&S
-------------------------------------------------------------------------------
   Class A ..........................   $1,501               $13,321
   Class D ..........................   $2,409               $34,372
-------------------------------------------------------------------------------

For the year ended March 31, 1999, MLPF&S received contingent deferred sales charges of $568,106 and $9,560 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $100,994 relating to transactions subject to front-end sales charge waivers in Class A Shares.

In addition, MLPF&S received $20,054 in commissions on the execution of portfolio security transactions for the Company for the year ended March 31, 1999.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

Accounting services are provided to the Company by MLAM at cost.

Certain officers and/or directors of the Company are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended March 31, 1999 were $668,795,337 and $834,719,419, respectively.

Net realized gains (losses) for the year ended March 31, 1999 and net unrealized gains as of March 31, 1999 were as follows:

-------------------------------------------------------------------------------
                                           Realized        Unrealized
                                       Gains (Losses)         Gains
-------------------------------------------------------------------------------
   Long-term investments ..............    $48,092,085    $120,813,082
   Short-term investments .............           (233)             --
   Foreign currency transactions ......         (6,894)             --
                                           -----------    ------------
   Total ..............................    $48,084,958    $120,813,082

-------------------------------------------------------------------------------


As of March 31, 1999, net unrealized appreciation for Federal income tax purposes aggregated $120,256,369, of which $145,019,037 related to appreciated securities and $24,762,668 related to depreciated securities. The aggregate cost of investments at March 31, 1999 for Federal income tax purposes was $374,916,906.

4. Capital Share Transactions:

Net increase (decrease) in net assets derived from capital share transactions was $(172,579,255) and $7,796,208 for the years ended March 31, 1999 and March 31, 1998, respectively.

Transactions in capital shares for each class were as follows:

-------------------------------------------------------------------------------
   Class A Shares for the Year                               Dollar
   Ended March 31, 1999                       Shares         Amount
-------------------------------------------------------------------------------
   Shares sold ........................    11,238,351    $  51,509,236
   Shares redeemed ....................   (22,164,797)     (98,998,863)
                                          ------------   -------------
   Net decrease .......................   (10,926,446)   $ (47,489,627)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   Class A Shares for the Year                               Dollar
   Ended March 31, 1998                       Shares         Amount
-------------------------------------------------------------------------------
   Shares sold ........................    14,964,900    $  71,410,844
   Shares issued to shareholders
   in reinvestment of distributions ...     8,838,083       45,869,650
                                          ------------   -------------
   Total issued .......................    23,802,983      117,280,494
   Shares redeemed ....................   (18,121,971)     (89,086,567)
                                          ------------   -------------
   Net increase .......................     5,681,012    $  28,193,927

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   Class B Shares for the Year                               Dollar
   Ended March 31, 1999                       Shares         Amount
-------------------------------------------------------------------------------

Shares sold ..................          12,736,571        $  55,839,988
Shares redeemed ..............         (39,862,157)        (163,438,600)
Automatic conversion of shares          (1,237,708)          (5,415,219)
                                       -----------        -------------
Net decrease .................         (28,363,294)       $(113,013,831)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Class B Shares for the Year                                          Dollar
Ended March 31, 1998                           Shares                Amount
--------------------------------------------------------------------------------
Shares sold ........................          19,604,583        $  91,957,240
Shares issued to shareholders
in reinvestment of distributions ...          14,953,197           74,317,386
                                             -----------        -------------
Total issued .......................          34,557,780          166,274,626
Shares redeemed ....................         (40,126,849)        (188,834,322)
Automatic conversion of shares .....            (898,029)          (4,025,429)
                                             -----------        -------------
Net decrease .......................          (6,467,098)       $ (26,585,125)

--------------------------------------------------------------------------------


                                    16 & 17

               Merrill Lynch Technology Fund, Inc., March 31, 1999

NOTES TO FINANCIAL STATEMENTS (concluded)

-------------------------------------------------------------------------------
Class C Shares for the Year                                          Dollar
Ended March 31, 1999                        Shares                   Amount
-------------------------------------------------------------------------------
Shares sold .......................        1,618,619             $  7,224,244
Shares redeemed ...................       (2,844,408)             (11,608,920)
                                         -----------             ------------
Net decrease ......................       (1,225,789)            $ (4,384,676)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class C Shares for the Year                                          Dollar
Ended March 31, 1998                         Shares                  Amount
-------------------------------------------------------------------------------
Shares sold .......................        2,933,295             $ 13,806,155
Shares issued to shareholders
in reinvestment of distributions ..          764,385                3,776,060
                                         -----------             ------------
Total issued ......................        3,697,680               17,582,215
Shares redeemed ...................       (3,776,280)             (17,726,568)
                                         -----------             ------------
Net decrease ......................          (78,600)            $   (144,353)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class D Shares for the Year                                           Dollar
Ended March 31, 1999                         Shares                   Amount
-------------------------------------------------------------------------------
Shares sold .......................        2,402,037             $ 10,893,111
Automatic conversion of shares ....        1,177,752                5,415,219
                                         -----------             ------------
Total issued ......................        3,579,789               16,308,330
Shares redeemed ...................       (5,513,873)             (23,999,451)
                                         -----------             ------------
Net decrease ......................       (1,934,084)            $ (7,691,121)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class D Shares for the Year                                          Dollar
Ended March 31, 1998                        Shares                   Amount
--------------------------------------------------------------------------------
Shares sold .......................        4,505,104             $ 21,202,799
Automatic conversion of shares ....          861,473                4,025,429
Shares issued to shareholders
in reinvestment of distributions ..        1,452,639                7,510,141
                                        ------------             ------------
Total issued ......................        6,819,216               32,738,369
Shares redeemed ...................       (5,645,964)             (26,406,610)
                                        ------------             ------------
Net increase ......................        1,173,252             $  6,331,759

--------------------------------------------------------------------------------

5.  Capital Loss Carryforward:

At March 31, 1999, the Company had a net capital loss carryforward of approximately $128,290,000, of which $60,434,000 expires in 2006 and $67,856,000 expires in 2007. This amount will be available to offset like amounts of any future taxable gains.

6. Loaned Securities:

At March 31, 1999, the Company held US Treasury Bonds having an aggregate value of approximately $5,472,000 as collateral for portfolio securities loaned having a market value of approximately $5,410,000.

7. Reorganization Plan:

On October 21, 1998, the Company's Board of Directors approved a plan of reorganization whereby Merrill Lynch Global Technology Fund, Inc. would acquire substantially all of the assets and liabilities of the Company in exchange for newly issued shares of Merrill Lynch Global Technology Fund, Inc. The proposed reorganization was considered at the meeting of the stockholders of the Company held on January 12, 1999 and at the adjournments thereof. The reorganization did not receive the requisite vote of a majority of the shares of the Company outstanding in order to consummate the reorganization.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Technology Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Technology Fund, Inc. as of March 31, 1999, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at March 31, 1999 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Technology Fund, Inc. as of March 31, 1999, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Princeton, New Jersey
May 17, 1999

PORTFOLIO CHANGES (unaudited)

For the Quarter Ended March 31, 1999

   Additions

  *Acclaim Entertainment Inc.
   Amazon.com, Inc.
   Applied Materials, Inc.
  *Autoweb.com, Inc.
   Celestica Inc.
  *Covad Communications
   Exodus Communications, Inc.
   International Business Machines
      Corporation
  *Ivillage Inc.
   KLA-Tencor Corporation
   Lexmark International Group, Inc.
      (Class A)
   Medtronic, Inc.
   Network Appliance, Inc.
   Nokia Oyj 'A' (ADR)
   Novellus Systems, Inc.
   Oracle Corporation
  *Pcorder.Com Inc.
  *Perot Systems Corporation (Class A)
   Pitney Bowes Inc.
  *Prodigy Communications Corp.
  *Rowecom Inc.
   Taiwan Semiconductor Manufacturing
      Company Ltd. (ADR)
  *Tut Systems Inc.
  *Vignette Corporation
   Yahoo! Inc.


   Deletions

   3Com Corporation
  *Acclaim Entertainment Inc.
  *Autoweb.com, Inc.
  *Covad Communications
  *Ivillage Inc.
   J.D. Edwards & Company
   Linear Technology Corporation
  *Pcorder.Com Inc.
  *Perot Systems Corporation (Class A)
  *Prodigy Communications Corp.
  *Rowecom Inc.
   SCI Systems, Inc.
   Symantec Corporation
   Tech Data Corporation
  *Tut Systems Inc.
  *Vignette Corporation

  *Added and deleted in the same quarter.

                                     18 & 19

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Company unless accompanied or preceded by the Company's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch
Technology Fund, Inc.
Box 9011
Princeton, NJ
08543-9011                                                  #16091--3/99

[Recycle Logo] Printed on post-consumer recycled paper